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                                                                         EX 99.1

VALLEY NATIONAL GASES REPORTS THIRD QUARTER EARNINGS
     WASHINGTON, Pa., April 30 /PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) reported today that net earnings for the third quarter ended March 31, 2003 were $.23 per diluted share, compared to $.25 per diluted share for the quarter ended March 31, 2002. The current quarter results included a pretax charge of $586 thousand for certain nonrecurring items. Sales for the third quarter were $45.8 million, an 11.4% increase over the same quarter last year. Net cash provided by operating activities was $7.0 million for the quarter resulting in a reduction of debt of $5.1 million.
     Valley National Gases' President and Chief Executive Officer, Michael Tyler, commented, "Our strong sales performance reflected growth in propane sales due to a colder than normal heating season in our markets. Industrial gas and welding supply sales continue to be down in the current stagnant economy."
     Net sales increased $4.7 million for the quarter, compared to the prior year quarter. Acquisitions made in the last twelve months contributed $0.9 million while same store sales increased $3.8 million or 9.2%. Same store propane sales increased $6.4 million reflecting $2.4 million in price increase and $4.0 million in volume increase. Bulk propane gallons sold were up 33% due to the combined effect of heating degree-days being up 22% in comparison to the prior year and growth in the Company's customer base. Hard good sales were off $2.0 million from the prior year quarter on a same store basis, reflecting softness in the economy during the quarter. Net sales for the nine months ended March 31, 2003 were $117.9 million, an increase of 7.5% versus the same period last year.
     Gross profit increased $1.9 million for the quarter, compared to the same quarter in the prior year. Acquisitions made during the last twelve months contributed $0.4 million for the quarter, while same stores contributed $1.5 million. Gross profit as a percentage of net sales was 51.2% for the quarter, compared to 52.5% for the same quarter last year, reflecting, primarily, an increase in the proportion of propane sales.
     Operating expenses increased $1.8 million for the quarter, compared to the same quarter last year. Acquisitions completed during the last twelve months added $0.1 million of operating expenses while same store operating expenses increased $1.7 million due to costs associated with increased propane shipments and nonrecurring charges totaling $0.5 million for the quarter. These charges included conversion of the company owned passenger vehicle program to employee owned, severance and upgrade of personnel and a provision for potential escheat taxes due to several states resulting from unclaimed property audits.
     Tyler further commented, "Several repositioning and upgrade initiatives continue and are expected to improve performance and customer service. Portions of the nonrecurring charges recorded during this quarter are expected to strengthen the Company's performance. We expect to complete these efforts during the fourth quarter to further strengthen capabilities in several areas and rationalize assets that are not contributing an acceptable return. We are also in discussion with our banks to modify our debt agreements."
     Interest expense increased $0.3 million for the quarter, primarily attributable to changes in the fair market value of the Company's interest rate swap agreements under SFAS No. 133. Interest expense for the nine-month period increased $0.5 million in comparison to the same period last year.
     Net earnings for the quarter decreased $0.1 million, or $0.02 per diluted share, to $2.2 million, compared to $2.3 million for the prior year quarter. Net earnings for the nine months were $0.3 million below the same period last year.
     Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty five locations in eleven states in the eastern United States. For the fiscal year ended June 30, 2002, Valley reported sales of $144.5 million.

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     A conference call will be held on Thursday, May 1, 2003 at 11:00 AM Eastern
Daylight Time, hosted by the President and Chief Executive Officer and the Chief Financial Officer, to discuss the third quarter earnings and the outlook on performance. The teleconference will be available by calling 888-633-8343. A replay of the teleconference will be available for one week. To listen, call 800-633-8284 and enter pass code 21142168. The third quarter earnings release will be available on the Investor Information page on the Company's website at http://www.vngas.com/.

                       VALLEY NATIONAL GASES INCORPORATED
                              STATEMENT OF EARNINGS
                                   (UNAUDITED)

                                                                  Three Months Ended               Nine months Ended
                                                                      March 31,                         March 31,
                                                               2003             2002             2003              2002
                                                          ---------------- --------------- ----------------- -----------------

Net Sales                                                     $45,818,882     $41,141,892      $117,947,274      $109,767,912
Cost of products sold (excluding depreciation and              22,359,343      19,549,659        56,091,354        51,129,134
amortization)
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Gross Profit                                                   23,459,539      21,592,233        61,855,920        58,638,778
Operating and administrative expenses (a)                      16,082,461      14,243,669        44,840,386        41,899,353
Depreciation and amortization                                   2,045,793       2,117,304         5,905,868         5,751,610
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Total expenses                                                 18,128,254      16,360,973        50,746,254        47,650,963
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Income from operations                                          5,331,285       5,231,260        11,109,666        10,987,815
Interest expense (b)                                            1,616,484       1,339,486         4,960,501         4,470,039
Other income (c)                                                      862         101,592           116,239           278,839
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Earnings before income taxes                                    3,715,663       3,993,366         6,265,404         6,796,615
Provision for income taxes                                      1,541,999       1,657,247         2,600,143         2,820,595
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Net earnings                                                   $2,173,664      $2,336,119        $3,665,261        $3,976,020
==============================================================================================================================

Basic earnings per share                                            $0.23           $0.25             $0.39             $0.43
Diluted earnings per share                                          $0.23           $0.25             $0.39             $0.42
Weighted average shares
    Basic                                                       9,348,303       9,347,584         9,347,820         9,347,584
    Diluted                                                     9,383,813       9,409,958         9,393,317         9,403,301


(a) Includes nonrecurring charges of $519,194 recorded in the quarter ended March 31, 2003 under the Company's strengthening initiatives, reflecting costs associated with change in the Company's passenger vehicle policy, severance and upgrade of personnel and a provision for unclaimed property under various states escheat laws.

(b) Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). The March 2003 quarter results include an increase in interest expense of $14,634 and the nine month results include a decrease of $53,230, to record changes in the fair market value of the Company's interest rate swap agreements, compared to a decrease of interest expense in the prior year quarter and nine months of $173,328 and $129,935, respectively.

(c) Includes nonrecurring charge of $67,038 recorded in the quarter ended March 31, 2003 associated with the loss on the sale of idle property.

SOURCE:  Valley National Gases Incorporated      4/30/03
/CONTACT:  Robert D. Scherich of Valley National Gases,
           724-228-3000/ or scherich@vngas.com